UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT

TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

HCI GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	20-5961396
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

5300 West Cypress Street, Suite 100, Tampa, Florida	33607
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:   Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

(Title of class)

EXPLANATORY NOTE

This Amendment No. 1 to Registration Statement on Form 8-A/A is filed by HCI Group, Inc. (the “Company”) to (i) update Item 1 of the Registration Statement on Form 8-A filed by the Company on October 18, 2013 to reflect the Company’s entry into an Amendment (the “Amendment”) between the Company and American Stock Transfer & Trust Company, LLC (the “Rights Agent”), which amended the Company’s existing Rights Agreement, dated as of October 18, 2013 (the “Rights Agreement”), and (ii) file the Amendment as Exhibit 4.2 hereto. The Registration Statement on Form 8-A filed by the Company on October 18, 2013 is incorporated herein by reference.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

On April 18, 2017, the Company and the Rights Agent entered into the Amendment.

The Amendment accelerates the scheduled expiration date of the Rights issued pursuant to the Rights Agreement to April 18, 2017. Accordingly, as of 5:00 p.m., Tampa, Florida time, on April 18, 2017, the Rights issued pursuant to the Rights Agreement will expire and will no longer be outstanding and the Rights Agreement will terminate.

The foregoing summary of the Amendment is a general description only, does not purport to be complete and is qualified in its entirety by the full text of the Amendment, which is filed as Exhibit 4.2 to this Form 8-A/A, and is incorporated herein by reference. A copy of the Rights Agreement was previously filed as Exhibit 4.1 to the Company’s Form 8-K filed on October 18, 2013, and is also incorporated herein by reference.

Item 2.	Exhibits.

Exhibit Number	Description

4.1	Rights Agreement, dated as of October 18, 2013, between HCI Group, Inc. and American Stock Transfer & Trust Company, LLC, which includes as Exhibit A thereto a summary of the terms of the Series B Junior Participating Preferred Stock, as Exhibit B thereto the Form of Right Certificate, and as Exhibit C thereto the Summary of Rights to Purchase Preferred Shares (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on October 18, 2013).

4.2	Amendment, dated as of April 18, 2017, to the Rights Agreement, by and between the Company and American Stock Transfer & Trust Company, LLC, dated as of October 18, 2013 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on April 24, 2017).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HCI Group, Inc.

Date: April 24, 2017	By:	/s/ Richard R. Allen
	Name:	Richard R. Allen
	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

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